As filed with the Securities and Exchange Commission on May 7, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAN AIRLINES S.A.
(Exact name of Registrant as specified in its charter)

LAN AIRLINES S.A.
(Translation of Registrant’s name into English)

The Republic of Chile (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Presidente Riesco 5711, 20th Floor
Las Condes
Santiago, Chile
Telephone: (56-2) 565-2525
(Address and telephone number of Registrant’s principal executive offices)

Lan Airlines S.A.
9700 South Dixie Highway
Miami, Florida 33156
Telephone: (305) 869-2993
(Name, address and telephone number of agent for service)

Copies to:

Carmen Amalia Corrales, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Shares of Common Stock, without par value(3)(4)

(1)	Includes shares, which the underwriters may purchase to cover over-allotments, if any, and shares that are to be offered outside the United States but that may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.
(2)	The registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee relating to the registration of securities hereby.
(3)	A separate registration statement on Form F-6 (Registration No. 333-125996) has been filed with respect to the American Depositary Shares, or ADSs, each representing the right to receive five shares of Common Stock without par value.
(4)	Includes shares to be offered by the registrant or any shareholder.

P R O S P E C T U S

Lan Airlines S.A.

Shares of Common Stock

We or any selling shareholder identified in a prospectus supplement may from time to time offer our shares of common stock in the form of shares or in the form of American Depositary Shares, or ADSs. Each ADS represents 5 shares of common stock.

Our shares of common stock are listed on the Santiago Stock Exchange, the Chile Electronic Stock Exchange and the Valparaiso Stock Exchange, which we refer collectively as the Chilean Stock Exchanges. Our ADSs are currently listed on the New York Stock Exchange under the symbol ‘‘LFL.’’ On May 4, 2007, the last reported sale price of our shares on the Chilean Stock Exchanges was Ch$8,007.3 per share, and the last reported sale price of our ADS on the New York Stock Exchange was US$76.79 per ADSs.

This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investing in the securities described herein involves risks. See ‘‘Risk Factors’’ beginning on page 10 of our annual report on Form 20-F for the year ended December 31, 2006, incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Common Shares or the ADSs or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

The date of this prospectus is May 7, 2007

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a ‘‘shelf’’ registration process. Under this shelf registration process, Lan Airlines S.A. may from time to time offer any of the combination of securities described in this prospectus.

As used in this prospectus, ‘‘Lan Airlines,’’ ‘‘LAN,’’ ‘‘we,’’ ‘‘our,’’ ‘‘us’’ and the ‘‘company’’ refer to Lan Airlines S.A. and its consolidated subsidiaries, ‘‘securities’’ refers to the Common Shares, ADSs and warrants registered hereby and ‘‘registration statement’’ refers to the SEC registration statement of which this prospectus is a part, unless the context otherwise requires or unless otherwise specified.

Unless we indicate otherwise, references in this prospectus to ‘‘US$,’’ ‘‘U.S. dollars’’ and ‘‘dollars’’ are to U.S. dollars, references to ‘‘Ch$,’’ ‘‘Chilean pesos,’’ and ‘‘pesos’’ are to Chilean pesos and references to ‘‘UF’’ are to Unidades de Fomento, a daily indexed Chilean peso-denominated monetary unit that takes into account the effect of the Chilean inflation rate.

This prospectus only provides a general description of the securities that we may offer. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add to, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings ‘‘Where You Can Find More Information’’ and ‘‘Incorporation of Certain Documents by Reference.’’ You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement, including exhibits, that we have filed with the Securities and Exchange Commission, or the SEC, on Form F-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Some of such information, including our annual report on Form 20-F for the year ended December 31, 2006, is incorporated by reference herein as described under ‘‘Incorporation of Certain Documents by Reference.’’ You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to ‘‘incorporate by reference’’ the information we file with, or furnish to, it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus (including any supplement thereto), and certain later information that we file with, or furnish to, the SEC will automatically update and supersede earlier information filed with, or furnished to, the SEC or included in this prospectus. We incorporate by reference into this prospectus the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2006, filed with the SEC on May 7, 2007 (SEC File No. 001-14728);

•	our report on Form 6-K, furnished to the SEC on April 30, 2007 (SEC File No. 001-14728);

•	our report on Form 6-K, furnished to the SEC on May 7, 2007 (SEC File No. 001-14728);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus (including any supplement hereto); and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing us at Presidente Riesco 5711, 20th Floor, Las Condes, Santiago, Chile or by telephoning us at (56-2) 565-2525.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein includes or may include ‘‘forward-looking statements’’ within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are based on our expectations and projections about future events when made and it is possible that actual events may differ materially from our expectations and projections. In many cases, we include, together with forward-looking statements themselves, discussion of factors that may cause actual events to differ from our forward-looking statements. Examples of forward-looking statements include the following:

•	projections regarding operating revenues, our net income, our net income per share, our capital expenditures, our level of indebtedness, our dividends, our cash flow, our capital structure or other financial items or ratios;

•	statements of our plans, objectives or goals, including those relating to anticipated trends, competition and regulation;

•	statements about our future economic performance or that of Chile or other countries in which we currently operate;

•	competitive developments in the airline sectors in each of the markets in which we currently operate or into which we may expand;

•	other factors or trends affecting the airline industry generally and our financial condition in particular; and

•	statements of assumptions underlying the foregoing statements.

Information regarding important factors that could cause actual events to differ, perhaps materially, from our forward-looking statements is contained under ‘‘Forward-Looking Statements’’ in our most recent annual report on Form 20-F, which is incorporated in this prospectus and any prospectus supplement by reference, and may also be contained in more recent reports on Form 6-K incorporated in this prospectus and any prospectus supplement by reference. See ‘‘Where You Can Find More Information’’ for information about how to obtain copies of these documents.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

OUR COMPANY

We are one of the leading passenger airlines in Latin America and the main cargo operator in the region. We currently provide domestic and international passenger services in Chile, Peru, and Argentina and international passenger services in Ecuador. We carry out our cargo operations through the use of belly space on our passenger flights and dedicated cargo operations using freighter aircraft through our cargo airlines in Chile, Brazil and Mexico.

As of February 28, 2007, we serviced 15 destinations in Chile, 12 destinations in Peru, ten destinations in Argentina, two destinations in Ecuador, 15 destinations in other Latin American countries and the Caribbean, three destinations in the United States, two destinations in Europe and four destinations in the South Pacific. In addition, as of February 28, 2007, through our various code-share agreements, we offered service to 52 additional international destinations. We provide cargo service to all our passenger destinations and to 15 additional destinations served only by freighter aircraft. We also offer other services, such as ground handling, courier, logistics, and maintenance.

Lan Airlines S.A. is a publicly-held stock corporation (sociedad anónima abierta) incorporated under the laws of Chile. Our principal executive offices are located at Presidente Riesco 5711, 20th floor, Las Condes, Santiago, Chile and our general telephone number at this location is (56-2) 565-2525.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, including funding working capital and capital expenditures, possible acquisitions and, subject to market conditions, the repayment of debt.

We will not receive any of the proceeds for the shares of our common stock or ADSs to be sold by any selling shareholder. Such proceeds will be received by such selling shareholder.

LEGAL OWNERSHIP

In this prospectus and in any accompanying prospectus supplement, when we refer to the ‘‘holders’’ of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of any transfer agent, any registrar, any depositary and any third parties employed by us, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

We may issue shares of common stock in the form of ADSs, evidenced by American Depositary Receipts, or ADRs, and you will hold them indirectly through ADSs. The underlying shares of common stock will be directly held by the ADS depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreement, as amended from time to time, with respect to our ADS, is on file with the SEC and incorporated by reference in this prospectus. You may obtain copies of the deposit agreement from the SEC’s Public Reference Room. See ‘‘Where You Can Find More Information.’’

Holding securities in accounts at banks or brokers is called holding in ‘‘street name.’’ If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

In the remainder of this document, ‘‘you’’ means direct holders and not street name or other indirect holders of securities.

DESCRIPTION OF OUR SHARES OF COMMON STOCK

The following description of our shares of common stock is a summary of the material terms of our articles of association and applicable Chilean law in effect as of the date of this prospectus regarding our common stock and the holders thereof. They do not, however, describe every aspect of the shares of common stock, the articles of association or Chilean law and may not contain all of the information that is important to you. References to provisions of our articles of association are qualified in their entirety by reference to the full articles of association in Spanish, an English translation of which has been filed as an exhibit to our annual report incorporated by reference to this prospectus.

General

Shareholders’ rights in a Chilean company are generally governed by the company’s by-laws. Article 22 of the Chilean Corporation Law states that the purchaser of shares of a company implicitly accepts its by-laws and any agreements adopted at shareholders’ meetings. Additionally, the Chilean Corporation Law regulates the government and operation of corporations (‘‘sociedades anónimas’’, or S.A.) and provides for certain shareholder rights. Article 137 of the Chilean Corporation Law provides that the provisions of the Chilean Corporation Law take precedence over any contrary provision in a corporation’s by-laws. The Chilean Corporation Law and our by-laws also provide that all disputes arising among shareholders in their capacity as such or between us or our administrators and the shareholders may either be submitted to arbitration in Chile or to the courts of Chile at the election of the plaintiff initiating the action. Finally, Decree-Law 3500, which allows pension funds to invest in the stock of qualified corporations, indirectly affects corporate governance and prescribes certain rights of shareholders. The Chilean Corporation Law sets forth the rules and requirements for establishing publicly held corporations. Article 2 of the Chilean Corporation Law defines publicly held corporations as corporations:

•	with 500 or more shareholders;

•	in which 100 or more shareholders own at least 10% of the subscribed capital (excluding any direct or indirect individual holdings exceeding 10%); and

•	which have voluntary registered their shares in the Security Register of the SVS.

The framework of the Chilean securities market is regulated by the Chilean exchange entity, the SVS, under the Securities Market Law and the Chilean Corporation Law, which imposes certain disclosure requirements, restricts insider trading, prohibits price manipulation and protects minority investors. Both the Chilean Corporation Law and the Securities Market Law state rules and requirements for establishing publicly held corporations. In particular, the Securities Market Law establishes requirements for public offerings, stock exchanges and brokers and outlines disclosure requirements for corporations that issue publicly offered securities.

Ownership Restrictions

Under Article 12 of the Securities Market Law and Circular 585 of the SVS, certain information regarding transactions in shares of publicly held corporations must be reported to the SVS and the Chilean stock exchanges on which the shares are listed. Since the ADRs are deemed to represent the shares underlying the ADSs, transactions in ADRs will be subject to those reporting requirements. Among other matters, beneficial owners of ADSs will be required to report to the SVS and the Chilean stock exchanges within two stock exchange business days:

•	any direct or indirect acquisition or sale of shares that results in the holder’s acquiring or disposing, directly or indirectly, of 10% or more of the corporation’s total subscribed shares; and

•	any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10% or more of a publicly held corporation’s total subscribed shares, or if made by a director, liquidator, principal officer, general manager or manager of such corporation.

In addition, majority shareholders must state in their report whether their purpose is to acquire control of the company or if they are making a financial investment.

Under Article 54 of the Securities Market Law and under SVS regulations, persons or entities that intend to acquire control, whether directly or indirectly, of a publicly traded company, must follow certain notice requirements, regardless of the acquisition vehicle or procedure or whether the acquisition will be made through direct subscriptions or private transactions. The potential acquiror must first send a written communication to the target corporation, any companies controlling or controlled by the target corporation, the SVS and the Chilean stock exchanges on which the securities are listed, stating, among other things, the person or entity purchasing or selling and the price and conditions of any negotiations.

The potential acquiror must also inform the public of its planned acquisition at least ten business days prior to the date on which the transaction is to close, and in any event, as soon as negotiations regarding the change of control begin (i.e., when information and documents concerning the target are delivered to the potential acquiror). Notice is made through a filing with the SVS, the relevant Chilean stock exchanges and any companies controlling or controlled by the target corporation and through a notice published in two Chilean newspapers, and must also state, among other things, the person or entity purchasing or selling and the price and conditions of any negotiations.

In addition to the foregoing, Article 54A of the Securities Market Law requires that within two business days of the completion of the transactions pursuant to which a person has acquired control of a publicly traded company, a notice shall be published in the same newspapers in which the notice referred to above was published and notices shall be sent to the same persons mentioned in the preceding paragraphs.

A beneficial owner of ADSs intending to acquire control of Lan Airlines will be subject to the foregoing reporting requirements.

The provisions of the aforementioned articles do not apply whenever the acquisition is being made through a tender or exchange offer.

Title XXV of the Securities Market Law on tender offers and SVS regulations provide that the following transactions shall be carried out through a tender offer:

•	an offer which allows a person to take control of a publicly traded company, unless the shares are being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange;

•	an offer for all the outstanding shares of a publicly traded company upon acquiring two-thirds or more of its voting shares (this offer must be made at a price not lower than the price at which appraisal rights may be exercised, that is, book value if the shares of the company are not actively traded or, if the shares of the company are actively traded, the weighted average price at which the stock has been traded during the two months immediately preceding the acquisition); and

•	an offer for a controlling percentage of the shares of a listed operating company if such person intends to take control of the company (whether listed or not) controlling such operating company, to the extent that the operating company represents 75.0% or more of the consolidated net assets of the holding company.

Article 200 of the Securities Market Law prohibits any shareholder that has taken control of a publicly traded company from acquiring, for a period of 12 months from the date of the transaction that granted it control of the publicly traded company, a number of shares equal to or higher than 3.0% of the outstanding issued shares of the target without making a tender offer at a price per share not lower than the price paid at the time of taking control. Should the acquisition from the other shareholders of the company be made on the floor of a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if so permitted by the regulations of the stock exchange.

Title XV of the Securities Market Law sets forth the basis for determining what constitutes a controlling power, a direct holding and a related party.

Capitalization

Under Chilean law, the shareholders of a company, acting at an extraordinary shareholders’ meeting, have the power to authorize an increase in the company’s share capital. When an investor subscribes for issued shares, the shares are registered in that investor’s name, even without payment therefore, and the investor is treated as a shareholder for all purposes except with regard to receipt of dividends and return of capital, provided that the shareholders may, by amending the by-laws, also grant the right to receive dividends of distribution of capital. The investor becomes eligible to receive dividends once it has paid for the shares, or, if it has paid for only a portion of such shares, it is entitled to receive a corresponding pro rata portion of the dividends declared with respect to such shares, unless the company’s by-laws provide otherwise. If an investor does not pay for shares for which it has subscribed on or prior to the date agreed upon for payment, the company is entitled under Chilean law to auction the shares on the appropriate stock exchange, and it has a cause of action against the investor to recover the difference between the subscription price and the price received for the sale of those shares at auction. However, until such shares are sold at auction, the investor continues to exercise all the rights of a shareholder (except the right to receive dividends and return of capital). Shares issued but not paid for within the period determined by the extraordinary shareholders’ meeting for their payment (which in any case cannot exceed three years from the date of such shareholders’ meeting which authorizes the increase in capital) will be canceled and will no longer be available for issuance by us. Fully paid shares are not subject to further calls or assessments or to liabilities of Lan Airlines.

As of March 31, 2007, our share capital consisted of 318,909,090 common shares, all of which were subscribed and fully paid. Chilean law recognizes the right to issue common and preferred shares. To date, we have issued and are authorized by our shareholders to issue only common shares. Each share of stock is entitled to one vote.

Preemptive Rights and Increases in Share Capital

The Chilean Corporation Law requires Chilean companies to offer existing shareholders the right to purchase a sufficient number of shares to maintain their existing percentage of ownership in a company whenever that company issues new shares for cash.

Under Chilean law, preemptive rights are exercisable, freely transferable or waived by shareholders during a 30-day period commencing upon publication of the official notice announcing the start of the preemptive rights period in the newspaper designated by the shareholders. The preemptive right of the shareholders is the pro rata amount of the shares registered in their name in the shareholders’ registry as of the fifth business day prior to the date of publication of the notice announcing the start of the preemptive rights period. During such 30-day period (except for shares as to which preemptive rights have been waived), Chilean companies are not permitted to offer any newly issued common shares for sale to third parties. For that additional 30-day period and an additional 30-day period, Chilean publicly held corporations are not permitted to offer any unsubscribed common shares for sale to third parties on terms that are more favorable to the purchaser than those offered to shareholders. At the end of such additional 30-day period, Chilean publicly held corporations are authorized to sell non-subscribed shares to third parties on any terms, provided they are sold on a Chilean stock exchange.

Shareholders’ Meetings and Voting Rights

The Chilean Corporation Law requires that an ordinary annual meeting of shareholders be held within the first four months of each year (generally they are held in April, but in any case following the preparation of our financial statements, including the report of our auditors, for the previous fiscal year). Lan Airlines’ by-laws further provide that the ordinary annual meeting of shareholders must take place between February 1 and April 30. The shareholders at the ordinary annual meeting approve the annual financial statements, including the report of our auditors, the annual report, the dividend policy and the final dividend on the prior year’s profits, elect the board of directors (in our case, every two years or earlier if a vacancy occurs) and approve any other matter that does not require an extraordinary shareholders’ meeting. The most recent ordinary annual meeting of our shareholders was held on April 5, 2007. Extraordinary shareholders’ meetings may be called by the board of directors, if deemed appropriate, and ordinary or extraordinary shareholders’ meetings must be called by the board of directors when requested by shareholders representing at least 10% of the issued voting shares or by the SVS.

Notice to convene the ordinary annual meeting or an extraordinary meeting is given by means of three notices which must be published in a newspaper of our corporate domicile (currently Santiago, Chile) designated by the shareholders at their annual meeting and, if the shareholders fail to make such designation, the notice must be published in the Chilean Official Gazette pursuant to legal requirements. The first notice must be published not less than 15 days and not more than 20 days in advance of the scheduled meeting. Notice also must be mailed not less than 15 days in advance of the meeting to each shareholder and to the SVS and the Chilean stock exchanges. Currently, we publish our official notice in the newspaper La Tercera.

The quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing a majority of our issued common shares. If a quorum is not present, the meeting can be reconvened, and at a second meeting the shareholders present are deemed to constitute a quorum regardless of the percentage of the common shares that they represent.

Only shareholders registered with us on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual (who need not be a shareholder) as his proxy to attend and vote on his behalf. Proxies addressed to us that do not designate a person to exercise the proxy are taken into account in order to determine if there is a sufficient quorum to hold the meeting, but the shares represented thereby are not entitled to vote at the meeting. Every shareholder entitled to attend and vote at a shareholders’ meeting has one vote for every share subscribed.

The following matters can only be considered at an extraordinary shareholders’ meeting:

•	our dissolution;

•	a merger, transformation, division or other change in our corporate form or the amendment of our by-laws;

•	the issuance of bonds or debentures convertible into shares;

•	the conveyance of 50% or more of our assets or 50% or more of our liabilities;

•	granting of a security interest or a personal guarantee in each case to secure the obligations of third parties, unless to secure or guarantee the obligations of a subsidiary, in which case only the approval of the board of directors will suffice; and

•	other matters that require shareholder approval according to Chilean law or the by-laws.

The matters referred to in the first four items listed above may only be approved at a meeting held before a notary public, who shall certify that the minutes are a true record of the events and resolutions of the meeting.

The by-laws establish that resolutions are passed at shareholders’ meetings by the affirmative vote of an absolute majority of those voting shares present or represented at the meeting. However, under the Chilean Corporation Law, the vote of a two-thirds majority of the outstanding voting shares is required to approve any of the following actions:

•	a change in our corporate form, division or merger with another entity;

•	amendment to our term of existence, if any;

•	our early dissolution;

•	change in our corporate domicile;

•	decrease of our capital stock;

•	approval of contributions and the assessment thereof whenever consisting of assets other than money;

•	any modification of the authority reserved for the shareholders’ meetings or limitations on the powers of the board of directors;

•	decrease in the number of members of the board of directors;

•	the conveyance of 50% or more our assets, either including or not including our liabilities, or the submittal of, or changes to, any business plan that contemplates the conveyance of assets in an amount that exceeds the percentage mentioned above;

•	the form that dividends are paid in;

•	granting a security interest or a personal guarantee in each case to secure obligations of third parties that exceeds 50% of our assets, unless to secure or guarantee the obligations of a subsidiary, in which case only approval of the board of directors will suffice;

•	the acquisition of our own shares, when, and on the terms and conditions, permitted by law;

•	the resolution to make private a public corporation in each case the requirements set forth in ‘‘—General’’ cease to be met;

•	all other matters provided for in the by-laws; and

•	the correction of any formal defect in our incorporation or any amendment to our by-laws that refers to any of the matters indicated in the first thirteen items listed above.

Amendments to the by-laws that have the effect of establishing, modifying or eliminating any special rights pertaining to any series of shares require the consenting vote of holders of two-thirds of the shares of the affected series.

In general, Chilean law does not require a publicly held corporation to provide the level and type of information that the U.S. securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. However, shareholders are entitled to examine the books of the company and its subsidiaries within the 15-day period before the scheduled meeting. No later than the first notice summoning an ordinary shareholder’s meeting, the board of directors of a publicly held corporation shall send to every shareholder a copy of the annual report and the financial statements of the company. However, the SVS may authorize companies that have a large number of shareholders to limit the sending of such documents only to those shareholders who have a number of shares exceeding a certain number, and, in any case, to any shareholder that has required of the company such sending. Shareholders who do not fall into this category but who request it must be sent a copy of our annual report. In addition to these requirements, we regularly have provided, and currently intend to continue to provide, together with the notice of shareholders’ meeting, a proposal for the final annual dividend for shareholder approval. See ‘‘—Dividend and Liquidation Rights’’ below.

The Chilean Corporation Law provides that, whenever shareholders representing 10% or more of the issued voting shares so request, a Chilean company’s annual report must include such shareholders’ comments and proposal in relation to the company’s affairs. Similarly, the Chilean Corporation Law provides that whenever the board of directors of a publicly held corporation convenes an ordinary meeting of the shareholders and solicits proxies for that meeting, or distributes information supporting its decisions or other similar material, it is obligated to include as an annex to its annual report any pertinent comments and proposals that may have been made by shareholders owning 10% or more of the company’s voting shares who have requested that such comments and proposals be included.

Dividend and Liquidation Rights

In accordance with Chilean Law, we must distribute an annual cash dividend equal to at least 30% of our annual net income calculated in accordance with Chilean GAAP, unless otherwise decided by a unanimous vote of the holders of all issued shares, and unless and except to the extent we have accumulated losses. If there is no net income in a given year, we can elect but are not legally obligated to distribute dividends out of retained earnings. All outstanding common shares are entitled to share equally in all dividends declared by us.

We may grant an option to our shareholders to receive any dividend in excess of 30% of net income in cash, in our own shares or in shares of publicly held corporations held by us. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends that are declared but not paid within the appropriate time period set forth in the Chilean Corporation Law (as to minimum dividends, 30 days after declaration; as to additional dividends, the date set for payment at the time of declaration) are adjusted to reflect the change in the value of the UF. The UF is a daily indexed, Chilean peso-denominated accounting unit designed to discount the effect of Chilean inflation and it is based on the previous month’s inflation rate as officially determined. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. After that period, the amount not claimed is given to a non-profit organization, the Junta Nacional de Cuerpos de Bomberos de Chile, or the National Corporation of Firefighters.

In the event of Lan Airlines’ liquidation, the holders of fully paid common shares would participate pro rata in the distribution of assets remaining after payment of all creditors. Holders of shares not fully paid will participate in such distribution in proportion to the amount paid.

Approval of Financial Statements

The board of directors is required to submit our consolidated financial statements to the shareholders for their approval at the annual ordinary shareholders’ meeting. If the shareholders reject the financial statements, the board of directors must submit new financial statements not later than 60 days from the date of that meeting. If the shareholders reject the new financial statements, the entire board of directors is deemed removed from office and a new board is elected at the same meeting. Directors who approved such financial statements are disqualified for re-election for the ensuing period.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Corporation Law provides that, upon the adoption at an extraordinary meeting of shareholders of any of the resolutions enumerated below, dissenting shareholders acquire the right to withdraw and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. However, such right shall be suspended if we are declared bankrupt or are subject to a creditor’s agreement pursuant to Title XII of Book IV of the Commerce Code. In the case of holders of ADRs, however, in order to exercise such rights, holders of ADRs would be required to first withdraw the common shares represented by the ADRs pursuant to the terms of the deposit agreement. Such holders of ADRs would need to perfect the withdrawal of the common shares on or before the fifth business day prior to the date of the meeting.

‘‘Dissenting shareholders’’ are defined as those who attend a shareholders’ meeting and vote against a resolution which results in the withdrawal right, or, if absent at such a meeting, those who state in writing to the company their opposition to such resolution within the following 30 days. Dissenting shareholders must perfect their withdrawal rights by tendering their stock to the company within 30 days after adoption of the resolution.

The price paid to a dissenting shareholder of a publicly held corporation is the weighted average of the sales prices for the shares as reported on the Chilean stock exchanges on which the shares are quoted for the two-month period preceding the event giving rise to the withdrawal right. If, because of the volume, frequency, number and diversity of the buyers and sellers, the SVS determines that the shares are not shares actively traded on a stock exchange (acciones de transaccion bursátil), the price paid to the dissenting shareholder is the book value. Book value for this purpose equals paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares (whether entirely or partially paid). For the purpose of making this calculation, the last annual balance sheet is used and adjusted to reflect inflation up to the date of the shareholders’ meeting that gave rise to the withdrawal right.

The resolutions that result in a shareholder’s right to withdraw are the following:

•	the transformation of the company into an entity that is not a publicly held corporation governed by the Chilean Corporation Law;

•	the merger of the company with or into another company;

•	the conveyance of 50% or more of the assets of the company, whether or not such sale includes the company’s liabilities;

•	the creation of preferential rights for a class of shares or an amendment or reduction to those already existing, in which case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	the correction of any formal defect in the incorporation of the company or any amendment to the company’s by-laws that grants the right to withdraw;

•	the granting of security interests or personal guarantees to secure or guarantee third parties’ obligations exceeding 50% of the company’s assets, except with regard to subsidiaries;

•	resolutions of the shareholders’ meeting approving the decision to make private a public corporation in the case the requirements set forth in ‘‘—General’’ cease to be met; and

•	such other causes as may be established by the company’s by-laws (no such additional resolutions currently are specified in our by-laws).

In addition, shareholders of publicly held corporations have the right to withdraw if a person acquires two-thirds or more of the outstanding shares of such corporation with the right to vote (except as a result of other shareholders not having subscribed and paid a capital increase) and does not make a tender offer for the remaining shares within 30 days after acquisition.

Under Article 69(bis) of the Chilean Corporation Law, the right to withdraw also is granted to shareholders (other than pension funds that administer private pension plans under the national pension law), under certain terms and conditions, if a company were to become controlled by the Chilean government, directly or through any of its agencies, and if two independent rating agencies downgrade the rating of its stock from first class because of certain actions specified in Article 69(bis) undertaken by the company or the Chilean government that affect negatively and substantially the earnings of the company. Shareholders must perfect their withdrawal rights by tendering their shares to the company within 30 days of the date of the publication of the new rating by two independent rating agencies. If the withdrawal right is exercised by a shareholder invoking Article 69(bis), the price paid to the dissenting shareholder shall be the weighted average of the sales price for the shares as reported on the stock exchanges on which the company’s shares are quoted for the six-month period preceding the publication of the new rating by two independent rating agencies. If, as previously described, the SVS determines that the shares are not actively traded on a stock exchange, the price shall be the book value calculated as described above.

There is no legal precedent as to whether a shareholder that has voted both for and against a proposal (such as the depositary) may exercise withdrawal rights with respect to the shares voted against the proposal. As such, there is doubt as to whether holders of ADRs who have not surrendered their ADRs and withdrawn common shares on or before the fifth business day prior to the shareholder meeting will be able to exercise withdrawal rights either directly or through the depositary with respect to the shares represented by ADRs. Under the provisions of the deposit agreement the depositary will not exercise these withdrawal rights.

Registration and Transfers

The Depósito Central de Valores, or the DCV, acts as Lan Airlines’ registration agent. In the case of jointly owned common shares, an attorney-in-fact must be appointed to represent the joint owners in dealings with us.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

The following section summarized all of the material provisions of the Amended and Restated Deposit Agreement dated as of March 25, 2003, pursuant to which the American Depositary Receipts, or ADRs, are to be issued, among Lan Airlines (formerly known as LanChile), The Bank of New York, as depositary, and the holders from time to time of ADRs. We refer to this agreement as the ‘‘deposit agreement.’’ We do not, however, describe every aspect of the deposit agreement, which has been incorporated by reference to the registration statement relating to this prospectus. You should read the deposit agreement for a more detailed description of the terms of the ADRs. Additional copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary, which is presently located at 101 Barclay Street, New York, New York 10286.

American Depositary Receipts

The Bank of New York, as depositary, will execute and deliver the ADRs. ADRs are American depositary receipts. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent five shares (or a right to receive five shares) deposited with the principal Santiago office of Banco Santander Chile, as custodian for the depositary in Chile. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Chilean law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs set out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver fractions of ADSs and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. If we approve, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way or we do not approve, the depositary has a choice. After consulting with us, it may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and subject to your delivery to the depositary or the custodian of any certificates required under Chilean law or the regulations of the Central Bank of Chile, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

You may surrender your ADRs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Simultaneously with the delivery of shares to you, the custodian, pursuant to the foreign investment contract, dated as of November 1, 1997, among Lan Airlines (formerly LanChile), the Central Bank of Chile and the depositary, as amended, which we refer to as the Foreign Investment Contract, will issue or cause to be issued to you a certificate which states that the shares have been transferred to you by the depositary and that the depositary waives in favor of you the right of access to the Formal Exchange Market to the withdrawn shares.

Voting Rights

You may instruct the depositary to vote the shares underlying your ADRs. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Chilean law and the provisions of our by-laws, to vote or to have its agents vote the shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting far enough in advance to withdraw the shares. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions.

If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by our board of directors to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would have an adverse impact on our shareholders.

The depositary will only vote or attempt to vote as you instruct or as described above.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing shares or ADR holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.02 (or less) per ADS (to the extent permitted by any stock exchange where ADSs are listed)	•	Any cash distribution to you (the New York Stock Exchange does not currently permit the depositary to collect this fee)
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

As an ADR holder, you will also be responsible for paying some of the fees and expenses incurred by the depositary and certain taxes and governmental charges, including:

•	transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares;
•	expenses of the depositary in converting foreign currency to U.S. dollars;
•	cable, telex and facsimile transmissions (when expressly provided in the deposit agreement);
•	taxes and other governmental charges the depositary or the custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes; and
•	any charges incurred by the depositary or its agents for servicing the deposited securities.

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:		Then:
•	Change the nominal or par value of our shares;	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
•	Reclassify, split up or consolidate any of the deposited securities;
•	Distribute securities on the shares that are not distributed to you; or	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
•	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

•	advise you that the deposit agreement is terminated,

•	collect distributions on the deposited securities,

•	sell rights and other property, and

•	deliver shares and other deposited securities upon cancellation of ADRs.

One year or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares or other property, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: the depositary has closed its transfer books or we have closed our transfer books; the transfer of shares is blocked to permit voting at a shareholders’ meeting; or we are paying a dividend on our shares;

•	when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Disclosure of interests and limitations on ownership

The depositary will use reasonable efforts, with respect to the ADRs, to follow our instructions regarding enforcement of provisions in our by-laws or Chilean law that require disclosure of beneficial or other ownership of our shares or limit ownership of those securities and may provide for blocking transfer and voting or other rights to enforce those disclosure requirements or ownership limitations. You must comply with all such disclosure requirements and ownership limitations and cooperate with the depositary’s compliance with our instructions and agree to applicable limitations on ownership or blocking of rights.

Valuation of Underlying Shares for Chilean Law Purposes

For purposes of valuation under Chilean law, the deposit agreement provides that the acquisition value of the common shares delivered to you upon surrender of ADRs shall be the highest reported sales price of such shares on the Santiago Stock Exchange for the day on which the transfer of such shares is recorded under your name. In the event that no such sales price is reported by such Exchange during that day, the value shall be deemed to be the highest trade price on the day during which the last trade took place. However, if 30 or more days have lapsed since the last trade, such value shall be adjusted in accordance with the variation of the Chilean consumer price index for the corresponding term.

TAXATION

Chilean Taxation

The following discussion relates to Chilean income tax laws presently in force, including Ruling No. 324 of January 29, 1990 of the Chilean Internal Revenue Service (‘‘Chilean IRS’’) and other applicable regulations and rulings, all of which are subject to change. The discussion summarizes the principal Chilean income tax consequences of an investment in the ADSs or common shares by a person who is neither domiciled in, nor a resident of, Chile or by a legal entity that is not organized under the laws of Chile and does not have a branch or a permanent establishment located in Chile (such an individual or entity is referred to herein as a Foreign Holder). For purposes of Chilean tax law, an individual holder is a resident of Chile if such person has resided in Chile for more than six consecutive months in one calendar year or for a total of six months, whether consecutive or not, in two consecutive tax years. In addition, an individual is considered domiciled in Chile in case he or she resides in Chile with the actual or presumptive intent of staying in the country. The discussion is not intended as tax advice to any particular investor, which can be rendered only in light of that investor’s particular tax situation. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISERS ABOUT THE CHILEAN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR SHARES.

Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean tax may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change these rulings, regulations and interpretations prospectively. There is no income tax treaty in force between Chile and the United States.

Cash Dividends and Other Distributions.

Cash dividends we pay with respect to the ADSs or common shares held by a Foreign Holder will be subject to a 35% Chilean withholding tax, which we withhold and pay over to the Chilean tax authorities and which we refer to as the Withholding Tax. A credit against the Withholding Tax is available based on the level of corporate income tax we actually paid on the income to be distributed (referred to herein as the First Category Tax); however, this credit does not reduce the Withholding Tax on a one-for-one basis because it also increases the base on which the Withholding Tax is imposed. If we register net income but taxable losses, no credit against the Withholding Tax will be available. In addition, if we distribute less than all of our distributable income, the credit for First Category Tax we pay is proportionately reduced. Currently, the First Category Tax rate is 17%. In general, the example below illustrates the effective Withholding Tax burden on a cash dividend received by a Foreign Holder, assuming a Withholding Tax rate of 35%, an effective First Category Tax rate of 17% the actual payment of such First Category Tax at that 17% rate and a distribution of 30% of the consolidated net income of the Company after payment of the First Category Tax:

The Company’s taxable income	100.00
First Category Tax (17% of Ch$100)	(17)
Net distributable income	83.00
Dividend distributed (30% of net distributable income)	24.9
First category increase	5.1
Withholding Tax (35% of the sum of Ch$24.9 dividend plus Ch$5.1 First Category Tax paid)	(10.5)
Credit for 17% of First Category Tax	5.1
Net tax withheld	(5.4)
Net dividend received	19.5
Effective dividend withholding rate	21.69%

In general, the effective dividend Withholding Tax rate, after giving effect to the credit for the First Category Tax, can be calculated using the following formula:

(Withholding Tax rate) − (First Category Tax effective rate)
1 − (First Category Tax effective rate)

Under Chilean income tax law, dividends generally are assumed to have been paid out of our oldest retained profits for purposes of determining the level of First Category Tax that we paid. The effective rate of Withholding Tax to be imposed on dividends we pay will vary depending upon the amount of First Category Tax we paid (if any) on the earnings to which the dividends are attributed, according to the Company’s Taxable Profit Fund. The Effective Withholding Tax rate for dividends attributed to earnings from 1991 until 2001, for which the First Category Tax rate was 15%, will be 23.5%. For 2002, the First Category Tax rate was 16.0%, which results in an effective rate of 22.62%. In 2003, the First Category Tax rate was 16.5%, which results in an effective rate of 22.16%, and from 2004 onwards, the First Category Tax rate is 17%, which results in an effective rate of Withholding Tax of 21.69%.

For dividends attributable to our profits during years when the First Category Tax was 10% (before 1991), the effective rate will be 27.8%. However, whether the First Category Tax is 10%, 15%, 16%, 16.5% or 17%, the effective overall combined tax rate imposed on our distributed profits will be 35%. In the event that profits from previous years are not sufficient to cover a particular dividend, and the dividend is attributable to the current year, we will generally withhold tax from the dividend at the full 35% rate. If as of December 31 of the year in which the dividend is paid, the withholding is determined to be excessive taking into account First Category Tax, holders may file for a refund.

Dividend distributions made in property would be subject to the same Chilean tax rules as cash dividends based on the fair market value of such property. Stock dividends and the distribution of preemptive rights are not subject to Chilean taxation.

Capital Gains

Gain from the sale or other disposition by a Foreign Holder of ADRs evidencing ADSs outside Chile will not be subject to Chilean taxation. The deposit and withdrawal of common shares in exchange for ADRs will not be subject to any Chilean taxes.

Gain recognized on a sale or disposition of common shares (as distinguished from sales or exchanges of ADRs evidencing ADSs representing such common shares) may be subject to both the First Category Tax and the Withholding Tax (the former being creditable against the latter) if:

•	the Foreign Holder has held the common shares for less than one year since exchanging ADSs for the Shares;

•	the Foreign Holder acquired and disposed of the common shares in the ordinary course of its business or as a habitual trader of shares; or

•	the Foreign Holder and the purchaser of the common shares are ‘‘related parties’’ or has an interest in the latter within the meaning of Article 17, Number 8, of the Chilean Income Tax Law.

In all other cases, gain on the disposition of common shares will be subject only to a flat capital gains tax which is assessed at the same rate as the First Category Tax as sole income tax (currently imposed at a rate of 17%) and no withholding tax will apply. The sale of shares of common stock by a Foreign Holder to an individual or entity resident or domiciled in Chile is subject to a provisional withholding. Such a provisional withholding will be equal to (i) 5% of the total (sale price) amount, without any deduction, paid to, credited to, account for, put at the disposal of, or corresponding to, the Foreign Holder if the transaction is subject to the First Category Tax, as a sole tax. Unless the gain subject to taxation can be determined, case in which the withholding is equal to 17% on the gain, or (ii) 20% of the total amount (the sale price without any deduction, paid to, credited to, account for, put at the disposal of, or corresponding to, the Foreign Holder if the transaction is subject to the general tax regime, that is, the First Category Tax, and the Withholding Tax, with a credit of the First

Category Tax already paid. The Foreign Holder would be entitled to request a tax refund for any amounts withheld in excess of the taxes actually due, in April of the following year upon filing its corresponding tax return. Gain recognized in the transfer of common shares that have a high presence in the stock exchange, however, is not subject to capital gains tax in Chile, provided that the common shares are transferred in a local stock exchange, in other authorized stock exchanges or within the process of a public tender of common shares governed by the Securities Market Law. The common shares must also have been acquired either in a stock exchange, within the process of a public tender of common shares governed by the Securities Market Law, in an initial public offer of common shares resulting from the formation of a corporation or a capital increase of the same, or in an exchange of convertible bonds. Shares are considered to have a high presence in the stock exchange when they:

•	are registered in the Securities Registry;

•	are registered in a Chilean Stock exchange; and

•	have an adjusted presence equal to or above 25%.

To calculate the adjusted presence of a particular share, the aforementioned regulation first requires a determination of the number of days in which the operations regarding the stock exceeded, in Chilean pesos, the equivalent of 200 Unidades de Fomento (US$6,850 as of February 28, 2007) within the previous 180 business days of the stock market. That number must then be divided by 180, multiplied by 100, and expressed in a percentage value. This tax regime does not apply if the transaction involves an amount of shares that would allow the acquirer to take control of the publicly traded corporation, in which case the ordinary tax regime referred to in the previous paragraph will apply, unless the transfer is part of a tender offer governed by the Securities Market Law or the transfer is done on a Chilean stock exchange, without substantially exceeding the market price.

Capital gains obtained in the sale of shares that are publicly traded and have a high presence in a stock exchange are also exempt from capital gains tax in Chile when the sale is made by ‘‘foreign institutional investors’’ such as mutual funds and pension funds, provided that the sale is made in a stock exchange or in accordance with the provisions of the Securities Market Law, or in any other form authorized by the SVS. To qualify as a foreign institutional investor, an entity must be formed outside of Chile, not have a domicile in Chile, and must be at least one of the following:

•	a fund that offers its common shares or quotas publicly in a country with investment grade public debt, according to a classification performed by an international risk classification entity registered with the SVS;

•	a fund registered with a regulatory agency or authority from a country with investment grade public debt, according to a classification performed by an international risk classification entity registered with the SVS, provided that its investments in Chile constitute less than 30% of the share value of the fund, including deeds issued abroad representing Chilean securities, such as ADRs of Chilean companies;

•	a fund whose investments in Chile represent less than 30% of the share value of the fund, including deeds issued abroad representing Chilean securities, such as ADRs of Chilean companies, provided that not more than 10% of the share value of the fund is directly or indirectly owned by Chilean residents;

•	a pension fund that is formed exclusively by natural persons that receive pensions out of an accumulated capital in the fund;

•	a Foreign Capital Investment Fund, as defined in Law No. 18,657, in which case all quota holders shall be Chilean residents or domestic institutional investors; or

•	any other foreign institutional investor that complies with the requirements set forth in general regulations for each category of investor or prior information from the SVS and the Chilean IRS.

The foreign institutional investor must not directly or indirectly participate in the control of the corporations issuing the shares it invests in, nor possess or participate in 10% or more of the capital or the profits of such corporations.

Another requirement for the exemption is that the foreign institutional investor must execute a written contract with a bank or a stock broker incorporated in Chile. In this contract, the bank or stock broker must undertake to execute purchase and sale orders, verify the applicability of the tax exemption or tax withholding and inform the Chilean IRS of the investors it works with and the transactions it performs. Finally, the foreign institutional investor must register with the Chilean IRS by means of a sworn statement issued by such bank or stock broker.

The tax basis of common shares received in exchange for ADRs will be the acquisition value of the common shares on the date of exchange duly adjusted for local inflation. The valuation procedure set forth in the deposit agreement, which values common shares which are being exchanged at the highest price at which they trade on the Santiago Stock Exchange on the date of the exchange, will determine the acquisition value for this purpose. Consequently, the surrender of ADRs for common shares and the immediate sale of the common shares for the value established under the Deposit Agreement will not generate a capital gain subject to taxation in Chile, provided that the sale of the common shares is made on the same date on which the exchange of ADRs for common shares is recorded, or if the price of the common shares at the exchange date, as determined above, is higher than the price at which the common shares are sold.

The exercise of preemptive rights relating to the common shares will not be subject to Chilean taxation. Any gain on the sale of preemptive rights relating to the common shares will be subject to both the First Category Tax and the Withholding Tax (the former being creditable against the latter).

Other Chilean Taxes

There are no Chilean inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of ADSs by a Foreign Holder, but such taxes generally will apply to the transfer at death or by gift of the common shares by a Foreign Holder. There are no Chilean stamp, issue, registration or similar taxes or duties payable by Foreign Holders of ADSs or common shares.

Withholding Tax Certificates

Upon request, we will provide to Foreign Holders appropriate documentation evidencing the payment of the Withholding Tax (net of the applicable First Category Tax).

United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of our common shares and ADSs by a beneficial owner that is: (i) a citizen or resident of the United States; (ii) a U.S. domestic corporation; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust (or otherwise if the trust has a valid election in effect under current Treasury regulations to be treated as a U.S. person). For purposes of this discussion, we refer to these owners of common shares and ADSs as U.S. Holders. If a partnership holds common shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A prospective investor who is a partner of a partnership holding our preferred shares or ADSs should consult its own tax advisor.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to your decision to purchase ADSs or common shares. In particular, this discussion is directed only to U.S. Holders that will hold ADSs or common shares as capital assets and it does not address any special U.S. federal income tax consequences that may be applicable to U.S. Holders that are subject to special treatment under the U.S. Internal Revenue Code of 1986, as amended, commonly referred to as the ‘‘Code’’, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax exempt entities, holders that own or are treated as owning 10% or more of our voting common shares, persons holding common shares or ADSs as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the U.S. dollar. Prospective purchasers are advised to satisfy themselves as to the overall U.S. federal, state and local tax consequences of their ownership of ADRs and the underlying common shares by consulting their own tax advisers.

The statements of U.S. federal income tax laws set out below are based on the laws in force as of the date hereof and may be subject to changes in U.S. federal income tax law occurring after that date, including changes that may have retroactive effect.

ADRs

In general, if you are a U.S. Holder of ADRs evidencing our ADSs, you will be treated, for U.S. federal income tax purposes, as the beneficial owner of the underlying common shares that are represented by those ADSs and evidenced by those ADRs.

Taxation of Dividends

If you are a U.S. Holder, distributions of cash or property (other than common stock, if any, distributed pro rata to all of our shareholders, including holders of ADSs) paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to common shares or ADSs, including the net amount of the Chilean Withholding Tax withheld on the distribution (after taking into account the credit for the First Category Tax), will be includible in your gross income as ordinary income on the day on which you receive the dividends, in the case of common shares, or the date the depositary receives the dividends, in the case of common shares represented by ADSs, and will not be eligible for the dividends-received deduction allowed to corporations under the Code. If you are a U.S. Holder, dividends paid in pesos generally will be includible in your gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day you receive the dividends, in the case of common shares, or the date the depositary receives the dividends, in the case of common shares represented by ADSs. U.S. Holders should consult their own tax advisers regarding the treatment of foreign currency gain or loss, if any, on any pesos received which are converted into U.S. dollars after they are received. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits as determined for U.S. federal income tax purposes, such excess amounts will be treated first as a nontaxable return of capital to the extent of such U.S. Holder’s tax basis in the common shares or ADSs and, thereafter, as capital gain.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2011 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends are ‘‘qualified dividends’’. Dividends paid on the ADSs will be treated as qualified dividends if:

•	the ADSs are readily tradable on an established securities market in the United States; and

•	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (or ‘‘PFIC’’).

The ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Moreover, based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC, for U.S. federal income tax purposes with respect to our 2005 or 2006 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2007 taxable year. However, there can be no assurance in this regard because the PFIC determination is made annually and is based on the portion of our assets (including goodwill) and income that is characterized as passive under the PFIC rules.

Based on existing guidance, it is not clear whether dividends received with respect to the common shares will be treated as qualified dividends, because the common shares are not themselves listed on a U.S. exchange. In addition, the U.S. Treasury has announced its intention to promulgate rules pursuant to which U.S. Holders of ADSs or common shares and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Subject to generally applicable limitations and conditions under the Code, Chilean Withholding Tax withheld from dividends (after taking into account the credit for the First Category Tax, when it is available) will be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability. If the amount of Chilean Withholding Tax initially withheld from a dividend is determined to be excessive, however (as described above under ‘‘Taxation—Chilean Taxation—Cash Dividends and Other Distributions), the excess tax will not be creditable. For purposes of calculating the foreign tax credit, dividends paid on the common shares will generally constitute foreign source ‘‘passive income,’’ U.S. Holders are not allowed foreign tax credits for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed foreign tax credits in respect of arrangements in which their expected economic profit is insubstantial. U.S. Holders should consult their own advisers concerning the implications of these rules in light of their particular circumstances.

U.S. Holders that receive distributions of additional common shares or rights to subscribe for common shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions.

Taxation of Capital Gains or Losses

If you are a U.S. Holder, gain or loss realized on the sale, exchange or other taxable disposition of ADSs or common shares, generally will be capital gain or loss and generally will be long-term capital gain or loss if the ADSs or common shares have been held for more than one year. Long-term capital gain realized by a U.S. Holders, including individuals, generally is subject to a maximum tax rate of 15%. The deductibility of capital losses is subject to significant limitations.

Any gain or loss a U.S. Holder realizes on such a sale, exchange or other taxable disposition will generally be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, in the case of a disposition of common shares (which, unlike a disposition of ADSs, could be taxable in Chile), a U.S. Holder generally would not be able to utilize foreign tax credits in respect of any Chilean tax imposed on the disposition (see ‘‘Taxation—Chilean Taxation—Capital Gains) unless the U.S. Holder has other income from foreign sources, in the appropriate category, for purposes of the foreign tax credit limitation rules. U.S. Holders should consult their own tax advisers regarding the application of the foreign tax credit limitation rules to their investment in, and disposition of, the ADSs and common shares.

Deposits and withdrawals of common shares by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the ADSs or common shares to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that certain required information is timely furnished to the U.S. Internal Revenue Service.

A holder that is a foreign corporation or a non-resident alien individual may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

PURCHASERS OF ADSs OR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CHILEAN, U.S. FEDERAL INCOME OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR COMMON SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAX LAWS.

SELLING SHAREHOLDERS

Any selling shareholder may from time to time offer our shares of common stock, including shares represented by ADSs, for resale. We are registering these shares in order to permit the selling shareholders to publicly offer these shares for resale from time to time. Any of the selling shareholders may sell all, some or none of the shares or ADSs covered by this prospectus.

Information regarding any selling shareholder, the number of the shares being offered by the selling shareholder, and the change of its ownership percentage resulting from sale of such offered shares will be provided in the applicable prospectus supplement relating to that offer.

PLAN OF DISTRIBUTION

We may sell the shares, including shares represented by ADSs, from time to time, and any selling shareholder may sell shares, including shares represented by ADSs, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We and/or any selling shareholder may solicit offers to purchase the securities directly from the public from time to time. We and/or any selling shareholder may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we and/or any selling shareholder may pay the agents, in that offering. Agents may be deemed to be ‘‘underwriters’’ as that term is defined in the Securities Act.

From time to time, we and/or any selling shareholder may sell securities to one or more dealers as principals. The dealers, who may be deemed to be ‘‘underwriters’’ as that term is defined in the Securities Act, may then resell those securities to the public.

We and/or any selling shareholder may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we and/or any selling shareholders sell securities to underwriters, we and/or any selling shareholders will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us and/or any selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we and/or any selling shareholder pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and/or any selling shareholder, to indemnification by us and/or any selling shareholder against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters, including any affiliate of ours that is acting as an underwriter or prospective underwriter, may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities in connection with an offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Lan Airlines S.A. and its subsidiaries.

In addition, we expect to offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another.

If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the ADSs under New York law, and Barros & Errázuriz Abogados will provide an opinion regarding the validity of the shares of common stock under Chilean law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

NOTICES

All notices will be deemed to have been giving upon the mailing by first class mail, postage prepaid, of those notices to holders of securities at their registered addresses as recorded in the register of holders of such securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Chilean corporation. None of our directors are residents of the United States, and most of our executive officers reside outside the United States. In addition, a substantial portion of our assets and the assets of these individuals are located outside the United States. As a result, it may be difficult for you to:

•	effect service of process outside Chile upon us or such persons; or

•	bring an original action against us or our directors and executive officers in the United States or Chile to enforce liabilities based upon the U.S. federal securities laws.

It may also be difficult for you to enforce in Chilean courts judgments obtained in U.S. court against us or our directors and executive officers or other persons named in the registration statement, of which this information statement and prospectus is a part, based on civil liability provisions of the U.S. federal securities laws. If a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant ‘‘exequatur’’ (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law currently in force, and consequently, subject to the satisfaction of certain factors. The most important of these factors are the existence of reciprocity, the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances and the Chilean courts’ determination that the U.S. courts had jurisdiction, that process was appropriately serviced on the defendant and that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of U.S. courts does not require retrial in Chile. If an action is started before Chilean courts, there is doubt as to the enforceability of liabilities based on the U.S. federal securities laws. Chilean courts may enter and enforce judgments in foreign countries.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

No provision of Lan Airlines’ By-laws provides for the indemnification of directors and officers. Under Chilean Law, when a director or officer of a corporation acts within the scope of his or her authority and exercises due diligence, the corporation will answer for any resulting liabilities or expenses.

Item 9. Exhibits.

Number	Description
1.1*	Form of Underwriting Agreement.
4.1	Amended and Restated Deposit Agreement, dated as of March 25, 2003, among Lan Airlines (formerly LanChile), The Bank of New York, as depositary, and Owners and Beneficial Owners of American Depositary Receipts (incorporated by reference to Exhibit 2.1 to our annual report on Form 20-F, File No. 001-14728, for the fiscal year ended December 31, 2003).
4.2	Foreign Investment Contract, dated as of November 1, 1997, among the Central Bank of Chile, Lan Airlines (formerly LanChile) and Citibank, N.A., as depositary, relating to the foreign exchange treatment of holders of ADSs (incorporated by reference to Exhibit 2.2 to our annual report on Form 20-F, File No. 001-14728, for the fiscal year ended December 31, 2003).
4.3	Foreign Investment Contract Assignment Agreement, dated as of April 17, 2003, among the Central Bank of Chile, Lan Airlines (formerly LanChile), Citibank, N.A., as assignor, and The Bank of New York, as assignee, relating to the foreign exchange treatment of holders of ADSs (incorporated by reference to Exhibit 2.3 to our annual report on Form 20-F, File No. 001-14728, for the fiscal year ended December 31, 2003).
4.4	Right of First Refusal Agreement, dated as of December 14, 2000, among Inversiones Santa Cecilia S.A., Bancard S.A., Inversiones Costa Verde, S.A., Inmobiliaria e Inversiones Asturias S.A., and Inversiones Aéreas CGP DOS S.A. (incorporated by reference to Exhibit 2.4 to our annual report on Form 20-F, File No. 001-14728, for the fiscal year ended December 31, 2003).
4.5	Supplement to Right of First Refusal Agreement among Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones, Inversiones Santa Cecilia S.A., Axxion S.A., Inversiones Aéreas CGP S.A. and Inversiones Aéreas CGP DOS S.A. (incorporated by reference to Exhibit 2.5 to our annual report on Form 20-F, File No. 001-14728, for the fiscal year ended December 31, 2004).
5.1	Opinion of Barros & Errázuriz Abogados, as to the validity of the securities.
23.1	Consent of PriceWaterhouseCoopers.
23.3	Consent of Barros & Errázuriz Abogados (included in Exhibit 5.1).
24.1	Powers of attorney (included in the signature pages of this registration statement).

*	To be filed by amendment or incorporated by reference from a subsequently filed form 6-K

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule

415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section (10)(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of a registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period for any rights offering to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santiago, Chile on May 7, 2007.

LAN AIRLINES S.A.
By:/s/ Enrique Cueto Plaza Name: Enrique Cueto Plaza Title: Chief Executive Officer
By:/s/ Alejandro de la Fuente Goic Name: Alejandro de la Fuente Goic Title: Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Enrique Cueto Plaza and Alejandro de la Fuente Goic, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ignacio Cueto Plaza	President and Chief Operating Officer	May 7, 2007

Ignacio Cueto Plaza

/s/ Jorge Awad Mehech	Director and Chairman	May 7, 2007

Jorge Awad Mehech

Director

Darío Calderón González

/s/ José Cox Donoso	Director	May 7, 2007

José Cox Donoso

/s/ Juan José Cueto Plaza	Director	May 7, 2007

Juan José Cueto Plaza

/s/ Juan Cueto Sierra	Director	May 7, 2007

Juan Cueto Sierra

/s/ Ramón Eblen Kadis	Director	May 7, 2007

Ramón Eblen Kadis

Director

Bernardo Fontaine Talavera

/s/ Andrés Navarro Haeussler	Director	May 7, 2007

Andrés Navarro Haeussler

Director

Sebastián Piñera Echenique

Signature of Authorized Representative of Lan Airlines S.A.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Lan Airlines S.A., has signed this registration statement or amendment thereto, as the case may be, in the City of Miami, State of Florida, on May 7, 2007.

Signature	Title

/s/ Julio Abud	Authorized Representative in the United States

Julio Abud

/s/ Javier Luck	Authorized Representative in the United States

Javier Luck